EXHIBIT 99.1
                                                                     Page 1 of 1

HOST MARRIOTT SUCCESSFULLY COMPLETES TENDER OFFER
FOR LIMITED PARTNERSHIP UNITS

BETHESDA, MD, January 15, 1997 -- Host Marriott Corporation today announced it has successfully completed its tender offer for limited partnership units in Marriott Hotel Properties Limited Partnership (MHP). The offering, which was oversubscribed, will result in the company's purchase of 464.25 units or 46.4% of the limited partnership units for aggregate consideration of $37,140,000 or $80,000 per unit. Combined with its prior ownership position, the Company now indirectly owns through affiliates, 48% of this partnership. An affiliate of the Company serves as the General Partner. Additionally, in a vote held in conjunction with the tender offer, the limited partners approved certain amendments to the partnership agreement that were conditions to the tender offer.

The 1996 EBITDA for the two hotels owned by MHP was approximately $52 million. The Partnership has mortgage debt of approximately $231 million which carries a fixed weighted average interest rate of 8.7%.

MHP owns two premier destination convention resorts located in Florida. The 1,503 room Marriott Orlando World Center Hotel includes 200,000 square feet of convention/meeting space, nine restaurants or lounges, an 18-hole golf course, four swimming pools and eight tennis courts.

MHP also owns a 50.5 percent partnership interest in the 624-room, beach-front Marriott Harbor Beach Resort in Fort Lauderdale, Florida. This hotel includes 30,000 square feet of meeting space, a private beach, eight restaurants or lounges, five tennis courts, and a swimming pool. Both hotels will continue to be managed by Marriott International, Inc.

Terence  C.  Golden,   president  and  chief  executive  officer,  stated,  "The
successful completion of this exciting transaction represents our fourth partnership acquisition during the past twelve months. We continue to see significant opportunity in this area for Host Marriott to pursue strategic acquisitions at attractive pricing while offering our limited partners an opportunity for liquidity."

Host Marriott is a lodging real estate company which currently owns or holds controlling interests in 81 upscale and luxury full-service hotel properties operated primarily under the Marriott and Ritz-Carlton brand names. The company also serves as general partner and holds minority interests in various unconsolidated partnerships that own 251 lodging properties, 31 of which are full service hotels.


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